Exhibit 10.8

Memorandum of Understanding

THIS AGREEMENT is made by and between Freeport Area Economic Development Foundation, an Illinois not-for-profit corporation (“FAEDF”), and Blackhawk Biofuels, LLC (“Blackhawk”), with its local office located at 22 S. Chicago Avenue, Freeport, Illinois.

RECITALS

A. FAEDF is the lead agent for Stephenson County in connection with land assembly and other issues related to the attraction of, and negotiation of economic and redevelopment agreement with, prospective developers within the Mill Race Crossing Industrial Park.

B. In furtherance of the development of the Mill Race Crossing Industrial Park, and Blackhawk’s desire to construct and operate a bio diesel processing plant therein (the “Project”), the parties have entered into a Real Estate Option Agreement, dated June 20, 2006, for the sale and purchase of approximately 23.14 acres of real estate (the “Real Estate”) located within the Mill Race Crossing Industrial Park.

C. As a condition to the exercise of the option set forth in said Real Estate Option Agreement by Blackhawk, the parties hereby agree to certain conditions and actions which shall be taken by each for the construction and operation of the Project.

D. The parties believe it is in their mutual best interest to document their agreement in this Memorandum of Understanding.

E. The parties acknowledge and agree that the terms, conditions and obligations set forth in this Memorandum of Understanding shall be more fully set forth in an economic development agreement to be entered into by and between Blackhawk and Stephenson County and that the obligations of FAEDF set forth herein shall be performed by Stephenson County upon its acceptance and approval of said economic development agreement and consent from the City of Freeport as hereafter set forth.

F. The parties further acknowledge and agree that such economic development agreement is subject in all respects to the final approval of the Stephenson County Board and the consent of the corporate authorities of the City of Freeport.

NOW THEREFORE, the parties agree as follows:

Section I. The Recitals set forth in the preambles to this agreement are true and correct and they are hereby incorporated into this Section I by this reference.

Section II. Unless specifically provided for otherwise, all completion dates set forth in this Memorandum of Understanding shall be subject to a reasonable force majeure clause to be set forth in the economic development agreement. The parties acknowledge and agree that events beyond their control may impact a party’s ability to satisfy projected completion dates.

Section III. FAEDF agrees to provide the following, subject to the execution of an economic development agreement as set forth in the Recitals hereto:

1)  Make the Real Estate available for purchase by Blackhawk and zone the Real Estate so that all reasonable uses anticipated by Blackhawk in the construction and operation of the Project may be accomodated.

2)  On or before October 1, 2007, complete the construction of a public water system and provide process and fire protection waterlines to the property line of the Project. The public water system shall consist of drilling a well that will be capable of producing 1500 gallons per minute and an elevated storage tank that will store 200,000 gallons of water. In a fire situation, the system shall be able to provide 2500-3000 gallons per minute for two hours without dropping the overall system pressure below 20 psi. The water usage charges to be paid by Blackhawk will be the same as the City of Freeport rates for a domestic user in effect from time to time as determined by the City of Freeport. The requirements set forth in this paragraph shall not be subject to a force majeure clause.

3)  On or about October 1, 2007, complete the construction of a public waste water conveyance system adequate to transport all final waste water effluent from the Project to the City of Freeport’s Waste Water Treatment Plant. Stephenson County shall extend the system lines to the property line of the Project. The waste water usage charges to be paid by Blackhawk will be the same as the City of Freeport rates for a domestic user in effect from time to time as determined by the City of Freeport.

With respect to the pretreatment of waste water to comply with City of Freeport ordinances, Stephenson County may in its discretion construct a centralized pretreatment facility, the purpose of which would be to pretreat any waste water effluent produced by the Project and other developments within the Mill Race Crossing Industrial Park for acceptance into the City of Freeport’s Waste Water Treatment Plant. Except as set forth below, the parties agree to work together to determine a mutually agreeable method for allocating the costs of constructing and maintaining the pretreatment facility and acknowledge that any such method will most likely bear a proportionate relationship to the number of users and the amount and type of effluent discharged by each.

Blackhawk shall evaluate the development of its own waste water treatment system and provide FAEDF with written evidence of its compliance with the City of Freeport’s Waste Water Treatment Plant by March 1, 2007. Blackhawk at its sole discretion will have the option to connect to the Mill Race Crossing Industrial Park centralized pretreatment facility or use its own system.

4)  On or before October 1, 2007, provide railroad access to the Canadian National Railroad consisting of a parallel lead track that will provide access to the Project. In connection therewith, the earthen sub-ballast on all track and spurs into and on the Project site shall be completed by December 31, 2006. Blackhawk shall be responsible for one of the connecting switches from the main line to the parallel lead track and all other items associated with the rail’s spur lines on the Project site. FAEDF shall endeavor to provide evidence to Blackhawk on or about December 31, 2006, that Blackhawk’s rail requirements are capable of being satisfied. The October 1, 2007, deadline set forth in this paragraph shall not be subject to a force majeure clause.

5)  On or about January 1, 2007, complete a regional storm water detention facility as determined necessary by Stephenon County.

6)  On or about January 1, 2007, any fill material required to elevate the building areas prior to installing the foundation and building pad will be furnished and installed; provided, that the foregoing does not include removal of material for building pads or foundations that are to be placed on undisturbed soil. If necessary, any fill material required to balance the site will be provided; however, Blackhawk shall be responsible for the placement and installation of such fill material. Furthermore, FAEDF will not strip the entire site of topsoil or vegetable material; FAEDF will only strip those areas where it may be installing fill material as set forth above.

7)  Complete the aggregate base course for the public roadway necessary to provide Blackhawk with an all-weather road access to their site on or before December 31, 2006.

8)   Make available to Blackhawk State of Illinois Enterprise Zone benefits which may include waiver of sales tax for all building materials, state investment tax credit for depreciable assets, state jobs tax credit, and waiver of state income tax paid on corporate dividends. However, Enterprise Zone benefits shall not include any real estate tax abatement. In connection with the receipt of Enterprise Zone benefits, Blackhawk shall be responsible for all applications, satisfying any qualifying factors and payment of the Enterprise Zone filing fee of 1/4 of 1% of the value of the Project.

 9)   Apply to the Illinois EPA, IDOT and other appropriate state agencies for all permits required for the well, water tower and waste water conveyance system for Mill Race Crossing Industrial Park on or about November 15, 2006. FAEDF shall keep Blackhawk informed as to the progress of such permit applications.

10)  Provide reasonable assistance to Blackhawk, such as letters of support, in connection with Blackhawk’s applications, if any, for grants and other public financing sources.

Section IV. Blackhawk agrees to do the following in connection with the construction and operation of the Project:

1)  Purchase the Real Estate for a per acre price of $15,000. Such purchase shall be completed on or before to December 31, 2006, unless Blackhawk’s option pursuant to the Real Estate Option Agreement is extended by agreement of the parties thereto. The requirement set forth in this paragraph shall not be subject to a force majeure clause.

2)  Construct and operate the Project capable of producing 30 million gallons of finished product per year. The approximate cost of the Project is $48 million. Approximately 26 full-time jobs will be created to operate the Project.

3)  Construct the Project in compliance with the building codes of both the City of Freeport and Stephenson County, as well as the other codes, rules and regulations set forth in paragraph 8 of the Intergovernmental Agreement (the “Intergovernmental Agreement”) by and between Stephenson County and the City of Freeport with respect to the Mill Race Crossing Project Area. In any situation where such codes, rules and regulations conflict, the most stringent shall be utilized. The statutory building permit fee of Stephenson County shall not be assessed but Blackhawk shall be responsible for payment of all direct costs of building plan review and building inspections, including the charges of third party consultants utilized by Stephenson County for such purposes.

4)  Arrange for and extend utility services at its cost to the Project as deemed necessary by

Blackhawk and in compliance with paragraph 3 of this Section IV. Utility services shall include but not be limited to cable, natural gas, electric and telephone. The responsibility for the extension of these utilities will be negotiated and finalized in the economic development agreement.

5)  Purchase potable water from Stephenson County as provided in paragraph 2 of Section III hereof. The amount of water to be purchased is estimated, but not required, to be 30,000 - 40,000 gallons per day.

6)  Comply with any pretreatment requirements of the City of Freeport for the waste water effluent from the Project and pay all charges provided in paragraph 3 of Section III hereof. Notwithstanding the foregoing, in the event Stephenson County decides to construct a centralized pretreatment facility, Blackhawk shall either participate in such pretreatment facility as provided in paragraph 3 of Section III or permit, construct and operate in accordance with applicable law its own waste water treament facility as set forth in in such paragraph.

7)  Complete all obligations of Blackhawk required for railroad access as provided in paragraph 4 of Section III hereof.

8)  Provide all earthwork required in connection with the Project except that set forth in paragraph 6 of Section III hereof, including but not limited to rough grading, balancing the site and providing adequate on-site drainage.

9)  Complete the construction of the Project and commence the operation thereof on or about October 1, 2007.

10)  As may be required pursuant to the Intergovernmental Agreement, annex the project site into the City of Freeport should the boundaries of the City of Freeport and the project become contiguous.

11) Comply with any other ordinances, rules, regulations, statutues and laws applicable to the construction and operation of the Project, including but not limited any requirements imposed on develpers within the Mill Race Crossing Project Area pursuant to the Intergovernmental Agreement.

Section V.              The parties agree to begin work on an economic development agreement to address the issues in this Memorandum of Understanding and all other issues which the parties deem may be required for formal approval of the Project and the economic development agreement by the Stephenson County Board and the consent of the corporate authorities of the City of Freeport. The parties shall endeavor to complete a draft of such an economic development agreement on or before October 1, 2006, and to work together to present such economic development agreement as soon as thereafter practical for consideration by the Stephenson County Board and the corporate authorities of the City of Freeport and any necessary committees thereof.

Section VI.            All completion dates set forth in this Memorandum of Understanding presume the execution of this instrument on or before September 1, 2006. Execution of this Memorandum of Understanding after such date shall automatically extend the completion dates set forth herein by the number of days equal to the number of days this instrument is executed after September 1, 2006.

IT WITNESS WHEREOF, the parties have executed this agreement on this 1st day of September , 2006.

Freeport Area Economic Development Foundation

By:	/s/ Robert J. Skurla
Bob Skurla, Executive Director

Blackhawk Biofuels, LLC

By:	/s/ Ronald Mapes
Ron Mapes, Chairman of Board of Managers

Acknowledgment

The undersigned, as Chairman of the Stephenson County Board, acknowledges his review of the terms set forth in this Memorandum of Understanding. Notwithstanding the foreoing, however, the performance of Stephenson County’s obligations shall be subject in all respects to the final approval of the Stephenson County Board and the execution of an economic development agreement as set forth herein following all required approvals and consents.

Stephenson County, Illinois

By:	/s/ John J. Blum
John Blum, Stephenson County Board Chairman